Exhibit 2.1

FIFTH AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT

This Fifth Amendment to the Business Combination Agreement (this “Amendment” or the “Fifth Amendment”) is entered into as of August 30, 2024, by and among Zacco Holdings (formerly OpSec Holdings), a Cayman Islands exempted company incorporated with limited liability and having its registered office at Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands (“Pubco”), Orca Holdings Limited, a Cayman Islands exempted company incorporated with limited liability and having its registered office at Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands (the “Company”), Investcorp Technology Secondary Fund 2018, L.P., a Cayman Islands exempted limited partnership (“ITSF”), Mill Reef Capital Fund SCS, a limited partnership (société en commandite simple) organized under the laws of Luxembourg (“Mill Reef”, and together with ITSF, the “Company Shareholders”), and Investcorp Europe Acquisition Corp I, a Cayman Islands exempted company incorporated with limited liability, with registered number 373300 and whose registered office is at Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands (“SPAC”, together with Pubco, the Company and the Company Shareholders, collectively, the “Parties” and individually, a “Party”).

RECITALS

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of April 25, 2023 (the “Original Business Combination Agreement”), by and among the Parties, Opal Merger Sub I, a Cayman Islands exempted company incorporated with limited liability and having its registered office at Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands, and wholly-owned Subsidiary of Pubco, Opal Merger Sub II, a Cayman Islands exempted company incorporated with limited liability and having its registered office at Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands, and wholly-owned Subsidiary of Pubco, Orca Midco Limited, a private limited company incorporated under the Laws of England and Wales having its registered office at 46 Croftdown Road, Harborne, Birmingham, West Midlands, England, B17 8RD (“Orca Midco”), and Orca Bidco Limited, a private limited company incorporated under the Laws of England and Wales and a Subsidiary of the Company (“Orca”), as amended by that certain First Amendment to the Business Combination Agreement, dated as of December 14, 2023 (the “First Amendment”), as amended by that certain Second Amendment to the Business Combination Agreement, dated as of March 10, 2024 (the “Second Amendment”), as amended by that certain Third Amendment to the Business Combination Agreement, dated as of May 3, 2024 (the “Third Amendment”), and as amended by that certain Fourth Amendment to the Business Combination Agreement, dated as of August 4, 2024 (the “Fourth Amendment” and, the Original Business Combination Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, the “Business Combination Agreement”);

WHEREAS, capitalized terms used but not defined herein shall have the meanings assigned to them in the Business Combination Agreement;

WHEREAS, pursuant to Section 14.7 of the Business Combination Agreement, the Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Parties; and

WHEREAS, the Parties desire to amend the Business Combination Agreement as set forth below in accordance with Section 14.7 of the Business Combination Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective agreements set forth in this Amendment and intending to be legally bound hereby, the Parties agree as follows:

1. Amendment to Section 9.19. Section 9.19(a) of the Business Combination Agreement is hereby replaced in its entirety with the following:

“(a) With effect from the Second Merger Closing, and subject to the Amended Pubco Charter, the Pubco Board (the “Post-Closing Pubco Board”) will consist of six members that are reasonably acceptable to the Company and SPAC, with four members designated by the SPAC, one member designated by the Company, and one member being the chief executive officer of Zacco (collectively, the “Post-Closing Directors”). Three of the Post-Closing Directors to be designated by SPAC shall be “independent directors” as defined under Rule 10A-3 of the Exchange Act.”.

2. Amendment to Section 9.23. Section 9.23 of the Business Combination Agreement is hereby replaced in its entirety with the following:

“9.23 Orca Midco Agreements. Following the execution and delivery of this Agreement, each of Orca Midco, the Company and Pubco shall use commercially reasonable efforts to enter into exchange agreement(s) with the Orca Midco Equityholders prior to the Share Contribution Closing in a form reasonably acceptable to Orca Midco (which form shall be subject to the review and consent of SPAC, not to be unreasonably withheld, conditioned, or delayed).”.

3. Amendment to Section 9.31. Section 9.31(a) of the Business Combination Agreement is hereby replaced in its entirety with the following:

“(a) If the Divestiture Closing occurs prior to the Second Merger Closing, then concurrently with the Divestiture Closing, Orca Midco shall cause the Purchase Price less the Specified Transaction Expenses to be deposited into a third-party escrow account (the “Divestiture Proceeds Escrow Account”) with an escrow agent reasonably acceptable to SPAC (the “Escrow Agent”) as collateral for the payment obligations of Orca Midco, the Company, and the Company Shareholders under this Agreement. Such amount shall be held in the Divestiture Proceeds Escrow Account pursuant to an escrow agreement to be entered into by and among Orca Midco, Pubco, SPAC and the Escrow Agent, in form and substance acceptable to SPAC (the “Divestiture Proceeds Escrow Agreement”), the Escrow Agent holding such funds as nominee of and for the benefit of Orca Midco, SPAC or Pubco, as applicable, subject always to the terms of this Agreement and the Divestiture

Proceeds Escrow Agreement. If the Divestiture Closing occurs prior to the Second Merger Closing, then in the event that any Permitted Payment Amount becomes due and payable in accordance with the terms of the Divestiture Agreement, Orca Midco shall promptly provide written notice of such fact to SPAC, together with any reasonable documentation and data available to it supporting such Permitted Payment Amount and consider in good faith SPAC’s comments related thereto, and subject to SPAC’s confirmation (not to be unreasonably withheld or delayed), SPAC, Orca Midco and Pubco shall promptly deliver joint written instructions to the Escrow Agent to release such Permitted Payment Amount to the recipient thereof. If the First Distribution Amount and/or the Second Distribution Amount becomes payable to Orca Midco in accordance with Section 9.34, then subject to the satisfaction of the conditions set forth therein, including with respect to the Second Distribution Amount, the execution and delivery of a Promissory Note, SPAC, Orca Midco and Pubco shall promptly deliver joint written instructions to the Escrow Agent to release the First Distribution Amount and/or the Second Distribution Amount to Orca Midco subject to and in accordance with the terms of this Agreement. SPAC shall have the right (without any further action of Orca Midco or Pubco) to release the applicable amounts specified in each of clause (1) of Section 12.3(c), clause (i) of Section 12.3(d), Section 12.3(e) or clause (i) of Section 12.3(f) to SPAC subject to and in accordance with the terms of this Agreement (including, where applicable, the requirement that such amounts are (i) agreed in writing between the Company and SPAC, or (ii) determined by a court of competent jurisdiction, where applicable). If all of the conditions set forth in Section 11.6 are satisfied, then immediately prior to occurrence of the Second Merger Closing, and subject to the Second Merger Closing occurring, Orca Midco shall have the right (without any further action of Pubco or SPAC) to, and shall instruct the Escrow Agent to, release to Orca Midco (for further distribution to Pubco) all funds then held in the Divestiture Proceeds Escrow Account, and the Parties agree that, upon receipt of such funds from the Divestiture Proceeds Escrow Account, Pubco shall (A) use such funds to promptly pay (or cause to be promptly paid) all of SPAC’s Expenses (subject at all times to the SPAC Expense Cap (as such term is defined in the Sponsor Support Agreement)) and (B) within five (5) Business Days following the Second Merger Closing, to the extent permitted by applicable Law and subject to the determination of the Post-Closing Pubco Board that it is in the best interests of the holders of Pubco Ordinary Shares, use such funds to make a dividend to all holders of Pubco Ordinary Shares in such amount as determined by the Post-Closing Pubco Board, which such dividend shall be paid in cash or, at the election of the applicable holder of such Pubco Ordinary Shares, in kind in Pubco Ordinary Shares; provided, however, that if declared, such dividend shall not be less than an amount as is necessary to enable ITSF to receive dividends in aggregate equal to the First Distribution Amount (provided, that the First Distribution Amount has been released to Orca Midco pursuant to and in accordance with the terms of Section 9.34) and the Second Distribution Amount; provided, further, that in lieu of a dividend, the Post-Closing Pubco Board may approve and effect a tender offer, repurchase of shares or other similar process by which the holders of Pubco Ordinary Shares receive the same economic benefit (including as regards the receipt of cash proceeds) as if a dividend had been declared; and provided, further, that to the extent necessary, the Parties shall use reasonable best efforts to put arrangements in place with third party financing sources to enable the dividend described in this Section 9.31(a)(B) to be made.”.

4. Amendment to Section 9.34. Section 9.34 of the Business Combination Agreement is hereby replaced in its entirety with the following:

“9.34 Advance of First Distribution Amount and Second Distribution Amount. If the Second Merger Closing has not occurred prior to May 28, 2024, then Orca Midco shall have the right (subject to and in accordance with the terms and procedures set forth in Section 9.31 and this Section 9.34) to receive an advance from the funds then held in the Divestiture Proceeds Escrow Account in an amount equal to the First Distribution Amount. If the Second Merger Closing has not occurred prior to August 26, 2024, then Orca Midco shall have the right (subject to and in accordance with the terms and procedures set forth in Section 9.31 and this Section 9.34) to receive an advance from the funds then held in the Divestiture Proceeds Escrow Account in an amount equal to the Second Distribution Amount. Upon receipt by Orca Midco of the First Distribution Amount and/or the Second Distribution Amount, Orca Midco shall have the right (which the SPAC acknowledges) to loan such amounts to ITSF or any of its Subsidiaries. As a condition to receive any release of the Second Distribution Amount from the Divestiture Proceeds Escrow Account, Orca Midco shall execute, issue and deliver a promissory note in form and substance acceptable to SPAC in the principal amount of the Second Distribution Amount, subject to substantially the same terms, including but not limited to, interest rate (which the Parties agree shall be 8% per annum), security and guarantees as the facility set forth on Schedule VIII (a “Promissory Note”). The Parties agree that Orca Midco shall have the right, at any time, to distribute to the Company the receivables in respect of the loans relating to each of (i) the First Distribution Amount, (ii) the Second Distribution Amount, (iii) the Midco-Company Intercompany Loan, (iv) the Specified SPAC Transaction Expenses and (v) the Additional Specified SPAC Transaction Expenses. The Parties agree that any dividends declared by the Post-Closing Pubco Board pursuant to clause (B) of Section 9.31(a) that are payable to ITSF in respect of the Pubco Ordinary Shares it holds shall first be applied towards the unpaid principal balance and accrued but unpaid interest under the loans from the Company to ITSF or any of its Subsidiaries relating to the First Distribution Amount and/or the Second Distribution Amount as of the date of such dividends until such amounts under the loans from the Company to ITSF or any of its Subsidiaries relating to the First Distribution Amount and/or the Second Distribution Amount are paid in full, and then shall be paid to ITSF.”.

5. Amendment to Section 12.1. Section 12.1(h) of the Business Combination Agreement is hereby replaced in its entirety with the following:

“(h) by written notice from SPAC to the Company if there has been an Intervening Event Recommendation Change made pursuant to clause (b) of the definition of “Intervening Event”; provided, that the termination right exercisable pursuant to this Section 12.1(h) shall only be exercisable within the period following the Divestiture Closing and ending on and including September 30, 2024.”.

6. Amendments to Section 15.1. The following amendments are hereby made to Section 15.1 of the Business Combination Agreement:

(a) The definition of “Second Distribution Amount” is hereby replaced in its entirety with the following:

““Second Distribution Amount” means an amount not to exceed (a) $73,800,000 less (b) the First Distribution Amount to the extent the First Distribution Amount has been released to Orca Midco prior to the release of the Second Distribution Amount to Orca Midco pursuant to and in accordance with the terms of Section 9.34.”.

(b) The definition of “Termination Amount” is hereby replaced in its entirety with the following:

““Termination Amount” means if payable pursuant to (a) Section 12.3(d) or Section 12.3(f), (i) in the event that written notice of such termination is provided during the period following the Divestiture Closing and ending on and including September 30, 2024, $30,000,000 minus (A) the Specified SPAC Transaction Expenses plus notional interest accruing daily from the date that the Specified SPAC Transaction Expenses are released to SPAC (or such person(s) as SPAC shall direct) in accordance with Section 9.35 up to and including the Termination Date at a rate of 8% per annum and (B) the Additional Specified SPAC Transaction Expenses plus notional interest accruing daily from the date that the Additional Specified SPAC Transaction Expenses are released to SPAC (or such person(s) as SPAC shall direct) in accordance with Section 9.36 up to and including the Termination Date at a rate of 8% per annum, and (ii) in the event that written notice of such termination is provided at any other time that such termination right is exercisable in accordance with this Agreement, $25,000,000 minus (A) the Specified SPAC Transaction Expenses plus notional interest accruing daily from the date that the Specified SPAC Transaction Expenses are released to SPAC (or such person(s) as SPAC shall direct) in accordance with Section 9.35 up to and including the Termination Date at a rate of 8% per annum and (B) the Additional Specified SPAC Transaction Expenses plus notional interest accruing daily from the date that the Additional Specified SPAC Transaction Expenses are released to SPAC (or such person(s) as SPAC shall direct) in accordance with Section 9.36 up to and including the Termination Date at a rate of 8% per annum, and (b) Section 12.3(c) or Section 12.3(e), $30,000,000 minus (A) the Specified SPAC Transaction Expenses plus notional interest accruing daily from the date that the Specified SPAC Transaction Expenses are released to SPAC (or such person(s) as SPAC shall direct) in accordance with Section 9.35 up to and including the Termination Date at a rate of 8% per annum and (B) the Additional Specified SPAC Transaction Expenses plus notional interest accruing daily from the date that the Additional Specified SPAC Transaction Expenses are released to SPAC (or such person(s) as SPAC shall direct) in accordance with Section 9.36 up to and including the Termination Date at a rate of 8% per annum.”.

(c) The following definition is hereby added in alphabetical order:

““Midco-Company Intercompany Loan” means that certain loan agreement between Orca Midco and the Company dated August 4, 2024.”.

7. Effectiveness. This Amendment shall be effective as of the date hereof. Except as set forth in this Amendment, all terms and provisions of the Business Combination Agreement shall remain in full force and effect.

8. References to the Business Combination Agreement. After giving effect to this Amendment, each reference in the Business Combination Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Business Combination Agreement shall refer to the Business Combination Agreement as amended by this Amendment, and all references in the Ancillary Documents to “the Agreement” shall refer to the Business Combination Agreement as amended by this Amendment. Notwithstanding the foregoing, all references (a) in the Business Combination Agreement or the Disclosure Schedules to “the date hereof” or “the date of this Agreement” or (b) in the Business Combination Agreement or the Ancillary Documents to “the date of the Business Combination Agreement” or “the date of the Agreement”, or words of like import, shall (except to the extent any such references are amended (or amended and restated) pursuant to the terms of this Amendment) refer to April 25, 2023, and all references in the Business Combination Agreement to “prior to the date of this Agreement” or words of like import shall mean before the Business Combination Agreement was executed on April 25, 2023 (without regard to this Amendment).

9. Entire Agreement. This Amendment, the Business Combination Agreement (including Schedules I, II, III, IV, V, VI, VII, VIII and IX and Exhibits A, B, C, D, E, F, G, H, I, J and K thereto) and the Ancillary Documents together set out the entire agreement among the Parties in respect of the subject matter contained herein and therein and supersede and extinguish any prior drafts, agreements, undertakings, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating to the subject matter hereof and thereof.

10. Miscellaneous. The provisions of Article XIV (Miscellaneous) of the Business Combination Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Business Combination Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment on the date first written above.

SPAC:

INVESTCORP EUROPE ACQUISITION CORP I

By:	/s/ Baroness Ruby McGregor-Smith
Name: Baroness Ruby McGregor-Smith
Title: Chief Executive Officer

[Signature Page to Fifth Amendment to the Business Combination Agreement]

Pubco:

ZACCO HOLDINGS

By: The Director Ltd.

By:	/s/ Bonnie Willkom
Name: Bonnie Willkom
Title: Director

[Signature Page to Fifth Amendment to the Business Combination Agreement]

Company:

ORCA HOLDINGS LIMITED

By: The Director Ltd.

By:	/s/ Bonnie Willkom
Name: Bonnie Willkom
Title: Director

[Signature Page to Fifth Amendment to the Business Combination Agreement]

As Company Shareholder:

INVESTCORP TECHNOLOGY SECONDARY FUND 2018, L.P.

By:	Investcorp Technology Secondary Fund 2018 GP Limited Partnership, its general partner

By:	ITV Limited, its general partner

By:	/s/ Emily Tibbetts
Name: Emily Tibbetts
Title: Director

[Signature Page to Fifth Amendment to the Business Combination Agreement]

As Company Shareholder:

MILL REEF CAPITAL FUND SCS

By:	Mill Reef Capital GP Sàrl, its general partner

By:	/s/ Farid Ouahmed
Name: Farid Ouahmed
Title: Manager

By:	/s/ Thomas Zoratti
Name: Thomas Zoratti
Title: Manager

[Signature Page to Fifth Amendment to the Business Combination Agreement]